FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Marissa Travaline x4227 e-mail: mtravaline@sjindustries.com
Media Contact: Dan Lockwood x4108 e-mail: dlockwood@sjindustries.com
May 8, 2015

SJI Announces First Quarter Results;
Offers 2015 Economic EPS Guidance

South Jersey Industries today announced first quarter 2015 results that demonstrated solid operating performance from all areas of our business. Those results included 13 percent year over year growth in net income from our utility, as well as strong contributions to Economic Earnings from both our wholesale commodity business and from solar project development.

GAAP income and Economic Earnings for the full year and first quarter of 2015 are presented below, as compared with the same period in 2014. You will note that these numbers are presented on a split-adjusted basis, accounting for the stock split that is reflected with today’s market open, which increased shares outstanding for the period to approximately 68.4 million.

	2015	2014
GAAP Income from Continuing Operations - Q1	$53.9 million	$48.2 million
GAAP EPS per diluted share - Q1	$0.79	$0.74

Economic Earnings - Q1	$58.9 million	$66.2 million
Economic EPS per diluted share - Q1	$0.86	$1.01

SJI uses the non-GAAP measure of Economic Earnings when discussing results. A reconciliation of SJI’s GAAP earnings to Economic Earnings for the first quarter of 2015 appears at the close of this news release. Economic Earnings eliminates all unrealized gains and losses on commodity derivative transactions and on the ineffective portion of interest rate derivative transactions. It also adjusts for realized gains and losses attributed to hedges on inventory transactions and for the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period. A full explanation of this non-GAAP measure is also outlined at the close of this release.

“Our first quarter results reflect strong performance and steady growth in our utility, as well as in our key wholesale and retail commodity marketing business lines,” said SJI President and CEO Michael J. Renna. “Coupled with solid results from our operating CHP assets and the benefits of recent solar project additions, this performance will help SJI to grow Economic EPS by between 2 and 8 percent in 2015.”
Guidance reflects the continued uncertainty surrounding the company’s investment in the energy facility constructed to serve the former Revel resort in Atlantic City, NJ.

“As we look at both the opportunities and challenges that 2015 presents for SJI, we are committed to moving forward with a focus on our most promising opportunities, where we are well positioned to achieve exceptional growth and to drive the organization toward our goal of realizing 75 to 80 percent of Economic Earnings from our utility and regulated returns,” Renna added.

PROJECTED CONTRIBUTIONS TO EARNINGS
Looking at 2015 and beyond, we expect regulated contributions from our utility to continue to outweigh non-regulated contributions to net income, and to remain the key driver of performance over the longer term. We also anticipate that the PennEast interstate pipeline project could contribute at least 10% of net income in 2018 and beyond, with the balance of earnings rounded out by continuing strong performance in our commodity businesses and reliable contributions from our energy production portfolio.

South Jersey Energy Group is off to a strong start in 2015. Although lacking the significant benefit that weather-based optimization provided in 2014, our wholesale and retail commodity businesses remain well positioned to deliver strong baseline earnings in the coming year. This performance will be driven by fuel management services that will be provided to four large gas-fired merchant generating facilities by year end, and the value derived from our portfolio of transportation assets. Within South Jersey Energy Services, we expect positive performance from the operating assets in our energy production portfolio and investment tax credits derived from solar project development to benefit earnings. While there is some near term uncertainty around the future of the ACR facility at the site of the former Revel casino, we remain committed to maximizing the value of our energy production assets for our shareholders over the long term.

Following is a more detailed discussion of first quarter performance in 2015, and expectations from each area of the business.

REGULATED BUSINESS PERFORMANCE
SOUTH JERSEY GAS:
First quarter utility net income increased by 13 percent, contributing $42.6 million in 2015, as compared with $37.7 million in 2014. There is no difference between SJG’s GAAP net income and Economic Earnings.

Benefits from the rate case settled in 2014 provided the most significant contribution in the utility, with infrastructure investment and customer growth remaining consistently strong year over year.

Regulatory Update:
The rate case settled in October 2014 positively impacted year to date results primarily through the significant increase in rate base that the utility earns upon. Rate base increased with our 2014 case from $821.9 million to $1.2 billion as a result of investments made by SJG in the four years leading up to the case.

Infrastructure investment remains a core component of our regulated growth, with investments totaling $12.0 million for the first quarter from our Accelerated Infrastructure Replacement Program, or AIRP, and our Storm Hardening and Reliability Program, or SHARP. In the first quarter of 2015, accelerated infrastructure investments provided an incremental net income contribution $1.7 million higher than in the first quarter of 2014. For the full year, these investments are expected to contribute a total of roughly $5.8 million to earnings, as compared with $3.3 million in 2014.

Customer Growth:
In the first quarter, the utility added over 2,100 customers. Of these additions, 1,400 are from conversions, underscoring the competitive cost of heating with natural gas versus alternatives like oil or propane, which can cost customers two to three times more per year. New construction customers added for the quarter remained fairly consistent year over year. As we have noted in prior communications, with the current strength of our conversion market, a sustained improvement in new construction activity offers upside potential to our earnings projections around customer growth. The annualized value of our year over year customer growth is approximately $1.7 million.

Compressed Natural Gas:
Expanding public access to compressed natural gas infrastructure remains a priority for South Jersey Gas, and progress continues around our joint project with Wawa to add CNG at up to three of their existing fueling stations. With the approval process already underway for siting the first Wawa station, we are also in discussions with an additional station owner in southern New Jersey to pilot CNG infrastructure at one or more of their existing service stations. Further, South Jersey Gas is currently seeking suitable locations to add three of our own stations in 2015, which would serve CNG vehicles within our fleet, as well as provide public access.

Beyond 2015:
We remain committed to reinforcing the reliability of our system and providing an alternative to coal fired generation at the BL England generating facility. While our efforts to develop a pipeline to serve that facility have been delayed, this remains a priority for South Jersey Gas.

Additionally, we are on schedule to begin construction of a natural gas liquefier at our McKee City facility in mid to late summer. We expect this facility to add to earnings in 2015 and 2016 with contributions from AFUDC before the investment is rolled in to a base rate case that could be filed as early as 2016.

SJI MIDSTREAM:
The first quarter of 2015 brought further advancement of the PennEast project, in which SJI is a 20 percent equity owner of a proposed $1 billion, interstate pipeline. Scoping meetings designed to engage the public have concluded, and insights from those meetings are being incorporated to help keep the project moving on schedule. Also within the quarter, a study of natural gas pricing was released which highlighted the potential cost savings to customers served off of the PennEast pipeline. Had the pipeline been in service during the winter of 2014, energy costs to customers in the region could have been reduced by as much as $890 million. With a demonstrated need for the pipeline - local utilities (or their affiliates) are committed as foundation shippers, representing 80% of capacity under 15-year agreements - we remain optimistic about the projected timeline for approval and construction.

UNREGULATED BUSINESS PERFORMANCE
SJ ENERGY GROUP:
The performance from our commodity marketing activities in the first quarter of 2014 was driven to record levels by unprecedented spikes in natural gas prices during periods of unusually cold weather experienced that winter. While temperatures in the northeast were well below normal during the first quarter of 2015, gas prices were significantly less volatile than in the prior year period. Consequently, a very strong first quarter 2015 Economic Earnings contribution of $7.8 million from this business had a very difficult comparison to the $18.2 million contribution from the prior year. Importantly, as we progress through the year, we expect to see significantly improved earnings from this business line during the second and third quarters as compared with the same periods in 2014, based upon the value of our current transportation asset portfolio.

Beyond 2015:
With seven fuel supply management contracts currently executed, we expect this business line to become an increasingly stronger contributor to Economic Earnings over the next three years. We’ve estimated the total contribution to Economic Earnings from our existing contracts to be approximately $8 million to $10 million by 2018, when all of the facilities these contracts serve are expected to be operational. Additionally, as legacy contracts expire, we expect the drag on earnings from these to diminish going forward. We remain confident in the ability of this business line to provide meaningful contributions to Economic Earnings in the near term, and to continue growing considerably through the end of the decade.

SJ ENERGY SERVICES:
For the first quarter of 2015, South Jersey Energy Services reflected Economic Earnings of $8.6 million, as compared with $10.3 million in the prior year period. Performance from our operating combined heat and power projects remained a strong contributor to Economic Earnings for the quarter, as did solar development. The main variance, year over year, resulted from costs associated with our ACR facility at the former Revel property. While we are currently serving the former Revel hotel and casino property on a very limited, short-term basis, and are subsequently not gaining a bottom line benefit at present, discussions continue around potentially serving the property in the future, particularly as media outlets recently reported the possibility of it being sold again.

CHP/Thermal - Our CHP and thermal project business reflected Economic Earnings of $2.0 million in the first quarter of 2015, as compared with a contribution of $3.3 million in 2014. This year over year decline was driven by two things. The first was the absence of any significant asset optimization opportunities from extreme weather and price volatility like that which we experienced in the first quarter of 2014. The second was the loss of revenue associated with our assets at the ACR facility. However our CHP portfolio still delivered solid results from operating performance as compared with the first quarter of 2014, despite the loss of these two benefits. As we move forward, our development of these types of projects will remain highly selective and we expect that this technology will remain an important part of our energy production portfolio.

Renewable - Within our renewable energy project business, solar development remains a positive contributor for SJI, adding $7.9 million for the first quarter of 2015, as compared with $7.8 million in the first quarter of 2014. These results reflect $10.2 million of ITC from solar development for the quarter, as compared to $10.5 million of ITC for the same period last year.

Despite generating over 20,000 solar renewable energy credits for the quarter, production fell short of historical levels due to unfavorable weather conditions this winter, as snow and cloud cover persisted for extended periods of time for our New Jersey and Massachusetts based arrays. Overall operating performance from our solar portfolio is still up $0.4 million, year over year, and we expect to see continued improvements in 2015.

Landfill project operating performance continues to lag expectations, with a loss of $1.4 million in the first quarter of 2015, as compared with $0.9 million in the first quarter of 2014. The first quarter saw several key initiatives implemented that we expect to help boost performance at our two most problematic sites and improve the long term value we anticipate from these particular projects.

Beyond 2015:
Going forward, we expect the reliability and historical cost benefits associated with CHP and thermal energy production facilities to provide a compelling basis for the continued development of these types of projects.

Within our renewable portfolio, we will continue to consider new solar investment that is supported by declining development costs and improving operating performance, as well as by increasing SREC values. Our target for solar development in 2015 is based on a current project queue of 35MW to 45MW. The contribution in 2015 from ITC should continue to be equal to or slightly below the 2014 level.

SJI BALANCE SHEET UPDATE

Our equity-to-capitalization ratio at the end of the quarter was 43 percent, as compared to 45 percent at the end of the first quarter in 2014. Deferred costs associated with last winter’s higher natural gas costs combined with infrastructure and project investments to drive higher debt levels.

Looking forward, SJI intends to use its Dividend Reinvestment Plan to issue equity in support of capital investments in 2015, with an equity issuance projected to be below the 2014 total of $80 million. The company also has approximately $300 million of deferred tax benefits related to our investments that we expect to realize between now and 2021, the benefits of which will help support the balance sheet.

CONFERENCE CALL / WEBCAST DETAILS

To participate in the conference call at 11:00 AM ET on Friday, May 8, 2015, please pre-register by going to the South Jersey Industries website, http://www.sjindustries.com, clicking on Investors, and then scrolling down to “Webcasts and Presentations” for the pre-registration link. This will allow you to generate an event reminder as well as a PIN to expedite your inclusion into the conference call when dialing in. On the day of the call, dial 1-888-680-0865 approximately 15 minutes ahead of the scheduled call time; enter the participant pass code 35317280 and the PIN you received during pre-registration. International callers may dial 1-617-213-4853; enter the participant pass code 35317280 and the PIN you received during pre-registration.

To listen to the live webcast simply visit the South Jersey Industries website at
http://www.sjindustries.com, and scroll down to the “Webcasts and Presentations” section where you will find the link to participate. SJI encourages shareholders, media, and members of the financial community to listen to the webcast.

FORWARD LOOKING STATEMENT

Certain statements contained in this news release may qualify as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this release should be considered forward-looking statements made in good faith and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies.

A discussion of these and other risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in other filings made by us with the Securities and Exchange Commission (SEC). These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this news release, or in any document incorporated by reference, at the date of such document. While South Jersey Industries, Inc. (SJI or the Company) believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, SJI undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT SOUTH JERSEY INDUSTRIES
South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, operates its business through two primary subsidiaries. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to approximately 365,000 customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing, owning and operating on-site energy production facilities - including Combined Heat and Power, Solar, and District Heating and Cooling projects; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and risk management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This news release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings and Economic Earnings per share when evaluating the results of operations for its nonutility operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all derivative transactions, and (2) less realized gains and plus realized losses, as applicable and in each case after tax, on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal, and (3) less the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, and transactions or contractual arrangements where the true economic impact will be realized in a future period. Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our GAAP income from continuing operations and earnings per share from continuing operations, to Economic Earnings and Economic Earnings per Share:

	Three Months Ended March 31

	2015	2014

Income/(Loss) from Continuing Operations	$53,853	$48,211
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	4,310	17,658
Realized (Gains)/Losses on Inventory Injection Hedges	30	322
Net Loss from Affiliated Companies (A)	742	---
Other (B)	(25)	(25)
Economic Earnings	$58,910	$66,166

Earnings Per Share from Continuing Operations	$0.79	$0.74
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	0.06	0.27
Net Loss from Affiliated Companies (A)	0.01	---
Economic Earnings Per Share	$0.86	$1.01

The following table presents reconciliations of GAAP income from continuing operations to Economic Earnings for our non-utility businesses for the three months period ended March 31, 2015:

	Three Months Ended March 31

	2015	2014

South Jersey Energy Group Income/(Loss) from Continuing Operations	$3,626	$456
(Minus)/Plus
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	4,122	17,467
Realized (Gains)/Losses on Inventory Injection Hedges	30	322
South Jersey Energy Group Economic Earnings	$7,778	$18,245

South Jersey Energy Services Income/(Loss) from Continuing Operations	$7,661	$10,114
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	188	191
Net Loss from Affiliated Companies (A)	742	---
Other (B)	(25)	(25)
South Jersey Energy Services Economic Earnings	$8,566	$10,280

CHP/Thermal Income/(Loss) from Continuing Operations	$1,044	3,136
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	188	191
Net Loss from Affiliated Companies (A)	742	---
CHP/Thermal Economic Earnings	$1,974	3,327

Solar Income/(Loss) from Continuing Operations	$7,956	7,797
Other (B)	(25)	(25)
Solar Economic Earnings	$7,931	7,772

(A) Resulting from a reserve for uncollectible accounts recorded by an Energenic subsidiary that owns and operates a central energy center and energy distribution system for a hotel, casino and entertainment complex in Atlantic City, New Jersey. This charge is being excluded from Economic Earnings until the total economic impact of the proceedings are realized. Energenic management expects the proceedings to be concluded during 2015.

(B) Represents additional depreciation expense within Economic Earnings on a solar generating facility. During 2012 an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and therefore the related reduction in depreciation expense is being added back.